Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

Black Box Corporation

at

$1.08 Net Per Share

by

Host Merger Sub Inc.,

a wholly owned subsidiary of

BBX Inc.,

a wholly owned subsidiary of

BBX Main Inc.,

a wholly owned subsidiary of

AGC Networks Pte Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 19, 2018, UNLESS THE OFFER IS EXTENDED.

November 21, 2018

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated November 21, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Host Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”) and a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of AGC Networks Pte Ltd., a company organized under the laws of Singapore (“AGC Networks”), to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box”), at a price of $1.08 per Share (the “Offer Price”), net to the seller in cash without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is Black Box’s Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account pursuant to the Offer.

Your attention is directed to the following:

1.	The Offer Price is $1.08 per Share, net to you in cash, without interest thereon and subject to any applicable withholding taxes.

2.	The Offer is being made for any and all issued and outstanding Shares.

3.

The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of November 11, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Black Box, BBX Intermediate, Parent, Purchaser and AGC Networks. The Merger Agreement provides, among other things, that after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Black Box, with Black Box continuing as the surviving corporation and a wholly owned subsidiary of BBX Intermediate.

4.

The Black Box board of directors, at a meeting duly called and held, unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement, (iii) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) resolved that the Merger will be governed by Section 251(h) of the DGCL.

5.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on December 19, 2018, unless the Offer is extended by Purchaser (such time and date, as it may be extended, the “Expiration Time”).

6.	The consummation of the Offer is conditioned upon, among other things:

•	The Merger Agreement not having been validly terminated in accordance with its terms;

•

Immediately prior to the Expiration Time there shall be validly tendered and not otherwise properly withdrawn that number of Shares that, together with the Shares then owned by AGC Networks, Parent, BBX Intermediate, Purchaser and their respective subsidiaries would represent at least a majority of all of the Shares then outstanding;

•

Certain representations and warranties made by Black Box being accurate in all materials respects and others being accurate, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Black Box;

•	Black Box having performed or complied in all material respects with all covenants and obligations that Black Box is required to comply with or to perform under the Merger Agreement;

•

There not having been in effect any law or order enacted or issued by any governmental entity that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger; and

•	The Consent Agreement between Black Box and its lenders not having been terminated or failed to become effective.

The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission may review the legality under the antitrust laws of the proposed acquisition of Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no waiting period requirements under that act apply.

Other conditions to the consummation of the Offer are described in the Offer to Purchase. See Section 13 — “Conditions of the Offer” of the Offer to Purchase. See also Section 15 — “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase.

7.

Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax backup withholding at a rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares pursuant to the Offer, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

Black Box Corporation

at

$1.08 Net Per Share

by

Host Merger Sub Inc.,

a wholly owned subsidiary of

BBX Inc.,

a wholly owned subsidiary of

BBX Main Inc.,

a wholly owned subsidiary of

AGC Networks Pte Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated November 21, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) in connection with the tender offer by Host Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”) and a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of AGC Networks Pte Ltd., a company organized under the laws of Singapore (“AGC Networks”), to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box”), at a price of $1.08 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares*

Account Number:

The method of delivery of this document is at the election and sole risk of the tendering stockholder. If delivery is by mail, then properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Signature(s)

Dated , 2018	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.